Exhibit 1.1

11,000,000 Shares of Common Stock

DIAMONDBACK ENERGY, INC.

Common Stock

UNDERWRITING AGREEMENT

March 10, 2026

EVERCORE GROUP L.L.C.
CITIGROUP GLOBAL MARKETS INC.
J.P. MORGAN SECURITIES LLC
As Representatives of the Several Underwriters,

c/o Evercore Group L.L.C.
55 East 52nd Street, 35th Floor
New York, NY 10055

c/o Citigroup Global Markets Inc.
388 Greenwich Street
New York, New York 10013

c/o J.P. Morgan Securities LLC
270 Park Avenue
New York, New York 10017

Ladies and Gentlemen:

1.	Introductory. SGF FANG Holdings, LP, a Delaware limited partnership (the “Selling Stockholder”) agrees with the several Underwriters named in Schedule A-1 hereto (the “Underwriters”) to sell to the several Underwriters 11,000,000 shares (the “Firm Securities”) of common stock of Diamondback Energy, Inc., a Delaware corporation (the “Company”), par value $0.01 per share (the “Securities”). The Selling Stockholder also agrees to issue and sell to the Underwriters, at the option of the Underwriters, an aggregate of not more than 1,650,000 additional shares of the Company’s common stock (such 1,650,000 additional shares of common stock being hereinafter referred to as the “Optional Securities”), as set forth in Section 4 of this Agreement. The Firm Securities and the Optional Securities are herein collectively called the “Offered Securities.”

2.	Representations and Warranties of the Company. The Company represents and warrants to the several Underwriters that, as of the Applicable Time and as of each Closing Date:

(i)	Filing and Effectiveness of Registration Statement; Certain Defined Terms. The Company has filed with the Commission a registration statement on Form S-3 (No. 333-282225), including a related prospectus, covering the registration of the Offered Securities under the Act, which has become effective. “Registration Statement” at any particular time means such registration statement in the form then filed with the Commission, including any amendment thereto, any document incorporated by reference therein and all 430B Information and all 430C Information with respect to such registration statement, that in any case has not been superseded or modified. “Registration Statement” without reference to a time means the Registration Statement as of the Effective Time. For purposes of this definition, 430B Information shall be considered to be included in the Registration Statement as of the time specified in Rule 430B.

For purposes of this Agreement:

“430B Information” means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430B(e) or retroactively deemed to be a part of the Registration Statement pursuant to Rule 430B(f).

“430C Information” means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430C.

“Act” means the Securities Act of 1933, as amended.

“Applicable Time” means 7:45 P.M. (Eastern time) on the date of this Agreement.

“Closing Date” has the meaning set forth in Section 4 hereof.

“Commission” means the United States Securities and Exchange Commission.

“Effective Time” of the Registration Statement relating to the Offered Securities means the time of the first contract of sale for the Offered Securities.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final Prospectus” means the Statutory Prospectus that discloses the public offering price, other 430B Information and other final terms of the Offered Securities and otherwise satisfies Section 10(a) of the Act.

“General Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors, as evidenced by its being so specified in Schedule B to this Agreement.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433, relating to the Offered Securities in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g).

“Limited Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not a General Use Issuer Free Writing Prospectus.

“Rules and Regulations” means the rules and regulations of the Commission.

“Securities Laws” means, collectively, the Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley”), the Act, the Exchange Act, the Rules and Regulations, the auditing principles, rules, standards and practices applicable to auditors of “issuers” (as defined in Sarbanes-Oxley) promulgated or approved by the Public Company Accounting Oversight Board (the “PCAOB”) and, as applicable, the rules of the NASDAQ Global Select Market (“Exchange Rules”).

“Statutory Prospectus” with reference to any particular time means the prospectus relating to the Offered Securities that is included in the Registration Statement immediately prior to that time, including any document incorporated by reference therein and all 430B Information and all 430C Information with respect to the Registration Statement. For purposes of the foregoing definition, 430B Information shall be considered to be included in the Statutory Prospectus only as of the actual time that form of prospectus (including a prospectus supplement) is filed with the Commission pursuant to Rule 424(b) and not retroactively.

Unless otherwise specified, a reference to a “rule” is to the indicated rule under the Act.

(ii)	Compliance with the Requirements of the Act. (i) (A) At the time the Registration Statement initially became effective, (B) at the time of each amendment thereto for the purposes of complying with Section 10(a)(3) of the Act (whether by post-effective amendment, incorporated report or form of prospectus), (C) at the Effective Time relating to the Offered Securities and (D) on the Closing Date, the Registration Statement conformed, and will conform, in all material respects to the requirements of the Act and the Rules and Regulations with respect thereto and did not and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) (A) on its date, (B) at the time of filing the Final Prospectus pursuant to Rule 424(b) and (C) on the Closing Date, the Final Prospectus will conform in all material respects to the requirements of the Act and the Rules and Regulations with respect thereto, and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from any such document based upon written information furnished to the Company by (x) any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 9(c) hereof or (y) any Selling Stockholder specifically for use therein, it being understood and agreed that the only such information is the Selling Stockholder Information.

(iii)	Filing Fees. The Company has paid or shall pay the required Commission filing fees relating to the Offered Securities within the time required by Rule 456(b)(1) and otherwise in accordance with Rules 456(b) and 457(r).

(iv)	Ineligible Issuer Status. The Company is not an “ineligible issuer” and is a “well-known seasoned issuer,” in each case as defined under the Act, in each case at the times specified in the Act in connection with the offering of the Securities.

(v)	General Disclosure Package. As of the Applicable Time, neither (i) the General Use Issuer Free Writing Prospectus(es) issued at or prior to the Applicable Time and the preliminary prospectus supplement, dated March 10, 2026, including the base prospectus, dated September 19, 2024 (which is the most recent Statutory Prospectus distributed to investors generally), and the other information, if any, stated in Schedule B to this Agreement to be included in the General Disclosure Package, all considered together (collectively, the “General Disclosure Package”), nor (ii) any individual Limited Use Issuer Free Writing Prospectus, when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from any Statutory Prospectus or any Issuer Free Writing Prospectus in reliance upon and in conformity with written information furnished to the Company by (x) any Underwriter through the Representatives, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in Sections 9(c) or by (y) any Selling Stockholder specifically for use therein, it being understood and agreed that the only such information is the Selling Stockholder Information.

(vi)	Issuer Free Writing Prospectuses. Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Offered Securities or until any earlier date that the Company notified or notifies the Representatives as described in the next sentence, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information then contained in the Registration Statement. If at any time following issuance of an Issuer Free Writing Prospectus, at a time when a prospectus relating to the Offered Securities is (or but for the exemption in Rule 172 would be) required to be delivered under the Act by any Underwriter or dealer, there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information then contained in the Registration Statement or as a result of which such Issuer Free Writing Prospectus, if republished immediately following such event or development, would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (i) the Company has promptly notified or will promptly notify the Representatives and (ii) the Company has promptly amended or will promptly amend or supplement such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission. The foregoing two sentences do not apply to statements in or omissions from the Issuer Free Writing Prospectus made in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of (x) any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in Section 9(c) hereof or (y) any Selling Stockholder specifically for use therein, it being understood and agreed that the only such information is the Selling Stockholder Information.

(vii)	Good Standing of the Company. The Company has been duly incorporated and is existing and in good standing under the laws of the State of Delaware, with power and authority (corporate and other) to own and/or lease its properties and conduct its business as described in the General Disclosure Package; and the Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to so qualify or to be in good standing in such other jurisdictions would not reasonably be expected to, individually or in the aggregate, result in a material adverse effect on the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and its subsidiaries taken as a whole (“Material Adverse Effect”).

(viii)	Subsidiaries. The Company’s “significant” subsidiaries, as defined in Rule 1-02 of Regulation S-X, immediately prior to the closing of the offering contemplated by this Agreement, will be Eclipse Merger Sub II, LLC, Diamondback E&P LLC, Endeavor Energy Resources, L.P., QEP Energy Company, Viper Energy Partners LP, VNOM Holding Company LLC and Western Coachwhip LLC. Each such subsidiary has been duly formed and is existing and in good standing under the laws of the jurisdiction of its organization with the limited liability company, limited partnership or corporate power and authority, as applicable, to own and/or lease its properties and conduct its business as described in the General Disclosure Package; and each such subsidiary is duly qualified to do business as a foreign limited liability company, limited partnership or corporation, as applicable, in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to so qualify or be in good standing in such other jurisdictions would not result in a Material Adverse Effect; all of the limited liability company interests, limited partnership interests or shares of common stock, as the case may be, in each such subsidiary of the Company have been duly authorized and validly issued in accordance with constituent documents of each such subsidiary and are fully paid (to the extent required under such subsidiary’s limited liability company or limited partnership agreement with respect to such subsidiaries of the Company that are limited liability companies or limited partnerships, as applicable) and non-assessable (except as such non-assessability may be affected by Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act, Sections 17-303, 17-607 and 17-804 of the Delaware Limited Partnership Act or the applicable provisions of the Texas Business Organizations Code with respect to those significant subsidiaries of the Company that are Delaware or Texas limited liability companies, as applicable); and, except as otherwise disclosed in the General Disclosure Package, the equity interests in each such subsidiary will be owned by the Company, directly or through subsidiaries, free from liens, encumbrances and defects.

(ix)	Offered Securities. The Offered Securities and all other outstanding shares of capital stock of the Company have been duly authorized; the authorized capital stock of the Company is as set forth in the General Disclosure Package; all outstanding shares of capital stock of the Company, including the Offered Securities, are validly issued, fully paid and nonassessable, and conform to the information in the General Disclosure Package and the Offered Securities will conform in all material respects to the description of such Offered Securities contained in the Final Prospectus; the stockholders of the Company have no preemptive rights with respect to the Securities; and none of the outstanding shares of capital stock of the Company have been issued in violation of any preemptive or similar rights of any security holder. The Company has not, directly or indirectly, offered or sold any of the Offered Securities by means of any “prospectus” (within the meaning of the Act and the Rules and Regulations) or used any “prospectus” or made any offer (within the meaning of the Act and the Rules and Regulations) in connection with the offer or sale of the Offered Securities, in each case other than (x) the preliminary prospectus supplement referred to in Section 2(v) hereof or (y) any General Use Issuer Free Writing Prospectus or Limited Use Issuer Free Writing Prospectus (issued in compliance with this Agreement).

(x)	Other Offerings. Except as disclosed in the Registration Statement or the General Disclosure Package, including shares issued or issuable under the Company’s or its subsidiaries’ equity incentive plans, provided such equity incentive plans are disclosed in the Registration Statement, the General Disclosure Package and the Final Prospectus, the Company has not sold any Securities during the six-month period preceding the date hereof, including any sales pursuant to Rule 144A under, or Regulation D or S of, the Act.

(xi)	No Finder’s Fee. Except as disclosed in General Disclosure Package and the Final Prospectus, there are no contracts, agreements or understandings between the Company and any person that would give rise to a valid claim against the Company or any Underwriter for a brokerage commission, finder’s fee or other like payment in connection with this offering of the Offered Securities.

(xii)	Registration Rights. Except as disclosed in the General Disclosure Package and the Final Prospectus and that certain registration rights agreement, dated as of April 1, 2025, by and between the Company and Double Eagle IV Midco, LLC, there are no contracts or agreements between the Company and any person granting such person the right to require the Company to file a registration statement under the Act with respect to any securities of the Company owned or to be owned by such person or to require the Company to include such securities in the securities registered pursuant to the Registration Statement or in any securities being registered pursuant to any other registration statement filed by the Company under the Act (collectively, “Registration Rights”).

(xiii)	Listing. The Securities are listed on the NASDAQ Global Select Market.

(xiv)	Absence of Further Requirements. No consent, approval, authorization, or order of, or filing or registration with, any governmental agency or body or any court having jurisdiction over the Company or any of its properties or assets is required to be obtained or made by the Company for the consummation of the transactions contemplated by this Agreement in connection with the sale of the Offered Securities, except such as have been obtained, or made and such as may be required under state securities laws, the Act or the Exchange Act, or by the Financial Industry Regulatory Authority (“FINRA”).

(xv)	Title to Property. Except as disclosed in the General Disclosure Package and the Final Prospectus, and except to the extent that failure of the following to be true, individually or in the aggregate, would not result in a Material Adverse Effect, the Company and its subsidiaries have (i) good and defensible title to all of the interests in oil and gas properties underlying the Company’s estimates of its net proved reserves contained in the General Disclosure Package and (ii) good and marketable title to all other real and personal property reflected in the General Disclosure Package as assets owned by them, in each case free and clear of all liens, encumbrances and defects except such as are liens and encumbrances under operating agreements, unitization and pooling agreements, production sales contracts, farmout agreements and other oil and gas exploration, participation and production agreements, in each case that secure payment of amounts not yet due and payable for the performance of other unmatured obligations and are of a scope and nature customary in the oil and gas industry or arise in connection with drilling and production operations; (x) any other real property and buildings held under lease by the Company and its subsidiaries are held by them under valid, subsisting and enforceable leases; (y) the working interests derived from oil, gas and mineral leases or mineral interests that constitute a portion of the real property held or leased by the Company and its subsidiaries, reflect in all material respects the rights of the Company and its subsidiaries to explore, develop or produce hydrocarbons from such real property in the manner contemplated by the General Disclosure Package, and the care taken by the Company and its subsidiaries with respect to acquiring or otherwise procuring such leases or other property interests was generally consistent with standard industry practices in the areas in which the Company and its subsidiaries operate for acquiring or procuring leases and interests therein to explore, develop or produce hydrocarbons; and (z) with respect to interests in oil and gas properties obtained by or on behalf of the Company and its subsidiaries that have not yet been drilled or included in a unit for drilling, the Company and its subsidiaries have carried out such title investigations in accordance with the reasonable practice in the oil and gas industry in the areas in which the Company and its subsidiaries operate.

(xvi)	Rights-of-Way. The Company and its subsidiaries have such consents, easements, rights-of-way or licenses from any person (collectively, “Rights-of-Way”) as are necessary to enable the Company to conduct its business in the manner described in the General Disclosure Package, subject to qualifications as may be set forth in the General Disclosure Package, except where failure to have such Rights-of-Way would not have, individually or in the aggregate, a Material Adverse Effect.

(xvii)	Reserve Engineers. Ryder Scott Company, L.P. (“Ryder Scott”), a reserve engineer that prepared reserve reports on estimated net proved oil and natural gas reserves held by (i) the Company and its subsidiaries and (ii) Viper Energy, Inc. (“Viper”) as of December 31, 2025, December 31, 2024 and December 31, 2023, was, as of the date of preparation of such reserve reports, and is, as of the date hereof, an independent petroleum engineer with respect to each of the Company and Viper.

(xviii)	Reserve Report Information. The information contained in or incorporated by reference in the General Disclosure Package regarding estimated proved reserves of the Company and Viper is based upon the reserve reports prepared by Ryder Scott. The information provided to Ryder Scott by the Company, Viper, and their respective subsidiaries, including, in each case, without limitation, information as to: production, costs of operation and development, current prices for production, agreements relating to current and future operations and sales of production, was true and correct in all material respects on the dates that such reports were made. Such information was provided to Ryder Scott in accordance with customary industry practices.

(xix)	Reserve Reports. Each of the reserve reports prepared by Ryder Scott setting forth the estimated proved reserves attributed to the oil and gas properties of the Company and Viper, respectively, accurately reflect in all material respects the ownership interests of the Company and Viper, respectively, in its properties therein. Other than normal production of reserves, intervening market commodity price fluctuations, fluctuations in demand for such products, adverse weather conditions, unavailability or increased costs of rigs, equipment, supplies or personnel, the timing of third party operations and other facts, in each case in the ordinary course of business, and except as disclosed in the General Disclosure Package, the Company is not aware of any facts or circumstances that would result in a material adverse change in the aggregate net reserves, or the present value of future net cash flows therefrom, as described in the General Disclosure Package and the reserve reports; and estimates of such reserves and present values of each of the Company and Viper as described in the General Disclosure Package and reflected in the reserve reports comply in all material respects with the applicable requirements of Regulation S-X and Subpart 1200 of Regulation S-K under the Act.

(xx)	Absence of Defaults and Conflicts Resulting from Transaction. The execution, delivery and performance of this Agreement and the sale of the Offered Securities and compliance with the terms and provisions thereof will not, as applicable, result in a breach or violation of any of the terms and provisions of, or constitute a default or a Debt Repayment Triggering Event (as defined below) under, or result in the imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, (i) the charter or by-laws or similar organizational documents of the Company or any of its subsidiaries, (ii) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company or any of its subsidiaries or any of their properties, or (iii) any agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the properties of the Company or any of its subsidiaries is subject, except in the case of clauses (ii) and (iii), for any breaches, violations, defaults, liens, charges or encumbrances, which, individually or in the aggregate, would not result in a Material Adverse Effect; a “Debt Repayment Triggering Event” means any event or condition that gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture, or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its subsidiaries.

(xxi)	Absence of Existing Defaults and Conflicts. Neither the Company nor any of its subsidiaries is in violation of its charter, by-laws, limited liability company agreement or similar organizational documents, as applicable, or in default (or with the giving of notice or lapse of time would be in default) under any existing obligation, agreement, covenant or condition contained in any indenture, loan agreement, mortgage, lease or other agreement or instrument to which any of them is a party or by which any of them is bound or to which any of the properties of any of them is subject, except such defaults that would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.

(xxii)	Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by the Company.

(xxiii)	Possession of Licenses and Permits. The Company and its subsidiaries possess all certificates, authorizations, franchises, licenses and permits issued by federal, state or local regulatory bodies (collectively, “Licenses”) necessary or material to the conduct of the business now conducted or proposed in the General Disclosure Package to be conducted by them, except where the failure to have obtained the same would not reasonably be expected to result in a Material Adverse Effect. The Company and each of its subsidiaries are in compliance with the terms and conditions of all such Licenses, except where the failure to so comply would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect, and have not received any notice of proceedings relating to the revocation or modification of any Licenses that, if determined adversely to the Company or any of its subsidiaries, would reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.

(xxiv)	Absence of Labor Dispute. No labor dispute with the employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company, is imminent such that it would result in a Material Adverse Effect.

(xxv)	Possession of Intellectual Property. The Company and its subsidiaries own, possess or can acquire on reasonable terms, adequate trademarks, trade names and other rights to inventions, know-how, patents, copyrights, confidential information and other intellectual property (collectively, “intellectual property rights”) necessary to conduct the business now operated by them, or presently employed by them, and have not received any notice of infringement of or conflict with asserted rights of others with respect to any intellectual property rights that, if determined adversely to the Company or any of its subsidiaries, would, individually or in the aggregate, result in a Material Adverse Effect.

(xxvi)	Environmental Laws. Except as disclosed in the General Disclosure Package and the Final Prospectus, (a)(i) none of the Company or any of its subsidiaries is in violation of, and does not have any liability under, any federal, state, local or non-U.S. statute, law, rule, regulation, ordinance, code, other requirement or rule of law (including common law), or decision or order of any domestic or foreign governmental agency, governmental body or court, relating to pollution, to the use, handling, transportation, treatment, storage, discharge, disposal or release of Hazardous Substances (as defined below), to the protection or restoration of the environment or natural resources, to health and safety including as such relates to exposure to Hazardous Substances, and to natural resource damages (collectively, “Environmental Laws”), (ii) to the knowledge of the Company, neither the Company nor any of its subsidiaries own, occupy, operate or use any real property contaminated with Hazardous Substances, (iii) neither the Company nor any of its subsidiaries is conducting or funding any investigation, remediation, remedial action or monitoring of actual or suspected Hazardous Substances in the environment, (iv) to the knowledge of the Company, neither the Company nor any of its subsidiaries is liable or allegedly liable for any release or threatened release of Hazardous Substances, including at any off-site treatment, storage or disposal site, (v) neither the Company nor any of its subsidiaries is subject to any pending, or to the Company’s knowledge, threatened, claim by any governmental agency or governmental body or person arising under Environmental Laws or relating to Hazardous Substances, and (vi) the Company and its subsidiaries have received and are in compliance with all, and have no liability under any, permits, licenses, authorizations, identification numbers or other approvals required under applicable Environmental Laws to conduct their business, except in each case covered by clauses (i)-(vi) such as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; (b) to the knowledge of the Company there are no facts or circumstances that would reasonably be expected to result in a violation of, liability under, or claim pursuant to any Environmental Law that would result in a Material Adverse Effect; and (c) in the ordinary course of its business, the Company and its subsidiaries periodically evaluate the effect, including associated costs and liabilities, of Environmental Laws on the business, properties, results of operations and financial condition of the Company and, on the basis of such evaluation, the Company and its subsidiaries have reasonably concluded that such Environmental Laws will not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. For purposes of this subsection “Hazardous Substances” means (A) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls, per- and polyfluoroalkyl substances, and mold, and (B) any other chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant, contaminant or waste under Environmental Laws.

(xxvii)	Cybersecurity. Except as disclosed in the General Disclosure Package and the Final Prospectus, (a)(i) to the knowledge of the Company, there has been no material security breach or material incident, or other material compromise of or relating to any of the Company’s or the Company’s subsidiaries’ information technology and computer systems, networks, hardware, software, data and data-bases (including the data and information of their respective customers, employees, suppliers, vendors and any third party data maintained, processed or stored by the Company and its subsidiaries, and any such data processed or stored by third parties on behalf of the Company or its subsidiaries), equipment or technology (collectively, “IT Systems and Data”) and (ii) the Company and its subsidiaries have not been notified in writing of, and have no knowledge of any event or condition that would reasonably be expected to result in, any material security breach or material incident, unauthorized access or disclosure or other compromise to their IT Systems and Data; (b) the Company and its subsidiaries are presently in compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority and contractual obligations relating to the privacy and security of IT Systems and Data and to the protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification, except as, in the case of this clause (b), would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect; and (c) the Company and its subsidiaries have implemented appropriate controls, policies, procedures, and technological safeguards to maintain and protect the integrity, continuous operation, redundancy and security of their IT Systems and Data reasonably consistent with industry standards and practices, or as required by applicable regulatory standards.

(xxviii)	Accurate Disclosure; Exhibits. The statements in (or incorporated by reference in) the General Disclosure Package and the Final Prospectus under the headings, “Description of Capital Stock” and “Material U.S. Federal Income Tax Consequences to Non-U.S. Holders,” insofar as such statements summarize legal matters, agreements, documents or legal or regulatory proceedings discussed therein, are accurate summaries, in all material respects, of such legal matters, agreements, documents or legal or regulatory proceedings and present the information required to be shown under the Act. There are no contracts or documents which are required to be described in the Registration Statement or the General Disclosure Package pursuant to Form S-3 or to be filed as exhibits to the Registration Statement pursuant to Item 601 of Regulation S-K which have not been so described or filed as required pursuant to the Act, except where the lack of description or filing would not have a Material Adverse Effect.

(xxix)	Absence of Manipulation. The Company has not taken, directly or indirectly, any action that is designed to or that has constituted or that would reasonably be expected to cause or result in the stabilization or manipulation of the price of the Securities to facilitate the sale or resale of the Offered Securities.

(xxx)	Statistical and Market-Related Data. Any third-party statistical and market-related data included or incorporated by reference in the Registration Statement, a Statutory Prospectus or the General Disclosure Package are based on or derived from sources that the Company believes to be reliable and accurate in all material respects.

(xxxi)	Internal Controls and Compliance with the Sarbanes-Oxley Act. Except as set forth in the General Disclosure Package and the Final Prospectus, the Company, its subsidiaries and the Company’s Board of Directors (the “Board”) are in compliance with all applicable provisions of Sarbanes-Oxley and Exchange Rules in all respects. The Company maintains a system of internal controls, including, but not limited to, disclosure controls and procedures, internal controls over accounting matters and financial reporting, an internal audit function and legal and regulatory compliance controls (collectively, “Internal Controls”) that comply with the applicable Securities Laws and are sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. Generally Accepted Accounting Principles (“GAAP”) and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accounting for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(xxxii)	Disclosure Controls. The Company and its subsidiaries maintain an effective system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that is designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management, as appropriate to allow timely decisions regarding required disclosure. The Company and its subsidiaries have carried out evaluations of the effectiveness of their disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.

(xxxiii)	Litigation. Except as disclosed in the General Disclosure Package and the Final Prospectus, there are no pending actions, suits or proceedings or, to the knowledge of the Company, any inquiries or investigations by any court or governmental agency or body, domestic or foreign, against or affecting the Company, any of its subsidiaries or any of their respective properties that, if determined adversely to the Company or any of its subsidiaries, would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, or would reasonably be expected to materially and adversely affect the ability of the Company to perform its obligations under this Agreement, and no such actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) are, to the Company’s knowledge, threatened or contemplated.

(xxxiv)	Financial Statements of the Company. The historical financial statements of the Company included or incorporated by reference in the Registration Statement and the General Disclosure Package present fairly, in all material respects, the financial position of the Company and its consolidated subsidiaries as of the dates shown and the results of operations and cash flows of the Company and its subsidiaries for the periods shown, and such financial statements have been prepared in conformity with GAAP, applied on a consistent basis. Grant Thornton LLP has certified the audited financial statements of the Company included or incorporated by reference in the Registration Statement, General Disclosure Package and the Final Prospectus, and is an independent registered public accounting firm with respect to the Company within the Rules and Regulations and as required by the Act and the applicable rules and guidance from the PCAOB. The other financial and statistical data included in the Registration Statement, the General Disclosure Package and the Final Prospectus present fairly, in all material respects, the information shown therein and such data has been compiled on a basis consistent with the financial statements presented therein and the books and records of the Company. There are no financial statements that are required pursuant to the Act and the Rules and Regulations to be included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Final Prospectus that are not included or incorporated by reference as required pursuant thereto. The interactive data in eXtensible Business Reporting Language included or incorporated by reference in each of the Registration Statement, the General Disclosure Package and the Final Prospectus fairly presents the information called for in all material respects and is prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(xxxv)	No Material Adverse Change in Business. Except as disclosed in the General Disclosure Package and the Final Prospectus, since the end of the period covered by the latest audited financial statements included or incorporated by reference in the General Disclosure Package and the Final Prospectus (i) there has not been any material change in the capital stock or any change in the long-term debt of the Company or any of its subsidiaries, or any material adverse change, or any development involving a prospective material adverse change, in or affecting the condition (financial or otherwise), earnings, business, properties or prospects of the Company and its subsidiaries, taken as a whole, except as otherwise disclosed or contemplated in the General Disclosure Package and the Final Prospectus; (ii) there has been no dividend or distribution of any kind declared, paid or made by the Company or its subsidiaries on any class of their capital stock; (iii) there has been no material adverse change in the short-term indebtedness, net current assets or net assets of the Company or any of its subsidiaries; and (iv) except as set forth or contemplated in the General Disclosure Package and the Final Prospectus, neither the Company nor any of its subsidiaries has entered into any transaction or agreement material to the Company and its subsidiaries, taken as a whole, other than in the ordinary course of business.

(xxxvi)	Investment Company Act. The Company is not and, after giving effect to the offering and sale of the Offered Securities and the application of the proceeds thereof as described in the General Disclosure Package, will not be an “investment company” as defined in the Investment Company Act of 1940 (the “Investment Company Act”).

(xxxvii)	Regulations T, U, X. None of the Company or its subsidiaries or any agent thereof acting on their behalf has taken, and none of them will take, any action that might cause this Agreement or the issuance or sale of the Offered Securities to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.

(xxxviii)	Taxes. The Company and its subsidiaries have filed all federal, state, local and non-U.S. tax returns that are required to be filed or have requested extensions thereof (except in any case in which the failure so to file would not result in a Material Adverse Effect); and, except as set forth in the General Disclosure Package and the Final Prospectus, the Company and its subsidiaries have paid all taxes (including any assessments, fines or penalties) required to be paid by them, except for any such taxes, assessments, fines or penalties currently being contested in good faith and for which an adequate reserve for accrual has been established in accordance with GAAP or as would not, individually or in the aggregate, result in a Material Adverse Effect. No tax deficiency has been asserted against the Company or its subsidiaries, expect to the extent any deficiency that would not, individually or in the aggregate, result in a Material Adverse Effect.

(xxxix)	Insurance. Except as disclosed in the Registration Statement, the General Disclosure Package and the Final Prospectus, the Company and its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as the Company reasonably believes are adequate for the conduct of their business. The Company and its subsidiaries are in compliance with the terms of such policies and instruments in all material respects; and there are no material claims by the Company or its subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause. Neither the Company nor any of its subsidiaries has any reason to believe that any of them will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect, except as disclosed in the Registration Statement, the General Disclosure Package and the Final Prospectus.

(xl)	Certain Relationships and Related Transactions. No relationship, direct or indirect, exists between or among the Company or its subsidiaries on the one hand, and the directors, officers, stockholders, customers or suppliers of the Company or its subsidiaries on the other hand, which is required to be described in the General Disclosure Package pursuant to the Act and the Rules and Regulations which is not so described therein.

(xli)	ERISA. The minimum funding standard under Section 302 of the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder (“ERISA”), has been satisfied by each “pension plan” (as defined in Section 3(2) of ERISA) which has been established or maintained by the Company or any of its subsidiaries, and the trust forming part of each such plan which is intended to be qualified under Section 401 of the Internal Revenue Code of 1986, as amended, is so qualified; each of the Company and its subsidiaries has fulfilled its obligations, if any, under Section 515 of ERISA; neither the Company nor any of its subsidiaries maintain or are required to contribute to a “welfare plan” (as defined in Section 3(1) of ERISA) which provides retiree or other post-employment welfare benefits or insurance coverage (other than “continuation coverage” (as defined in Section 602 of ERISA)); each pension plan and welfare plan established or maintained by the Company and/or any of its subsidiaries are in compliance with the currently applicable provisions of ERISA, except where the failure to comply would not result in a Material Adverse Effect; and neither the Company nor any of its subsidiaries have incurred or would reasonably be expected to incur any withdrawal liability under Section 4201 of ERISA, any liability under Section 4062, 4063 or 4064 of ERISA, or any other liability under Title IV of ERISA.

(xlii)	No Unlawful Payments. Neither the Company nor any of its subsidiaries, nor any director, officer or employee of the Company or any of its subsidiaries, nor, to the knowledge of the Company, any agent, affiliate or other person associated with or acting on behalf of the Company or any of its subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any foreign or domestic government official or employee, including of any government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office (“Government Official”); (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offense under the Bribery Act 2010 of the United Kingdom, or any other applicable anti-bribery or anti-corruption law; or (iv) made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit. The Company and its subsidiaries have instituted, maintain and enforce policies and procedures designed to promote and ensure compliance with all applicable anti-bribery and anti-corruption laws.

(xliii)	Compliance with Anti-Money Laundering Laws. The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”), the applicable anti-money laundering statutes of all jurisdictions where the Company or any of its subsidiaries conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(xliv)	No Conflicts with Sanctions Laws. Neither the Company nor any of its subsidiaries, directors, officers or employees, or, to the knowledge of the Company, any agent, affiliate or other person associated with or acting on behalf of the Company or any of its subsidiaries is currently the subject or the target of any sanctions administered or enforced by the U.S. government, (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, the European Union, His Majesty’s Treasury, the Swiss Secretariat of Economic Affairs, the Hong Kong Monetary Authority, the Monetary Authority of Singapore or other relevant sanctions authority (collectively, “Sanctions”), or is the Company or any of its subsidiaries located, organized or resident in a country or territory that is the subject or target of Sanctions, including, without limitation, Cuba, Iran, North Korea, the Crimea Region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, any other Covered Region of Ukraine identified pursuant to Executive Order 14065, the Crimea region of Ukraine and the non-government controlled areas of the Zaporizhzhia and Kherson Regions of Ukraine (each, a “Sanctioned Country”). Since April 24, 2019, the Company and its subsidiaries have not knowingly engaged in, and are not now knowingly engaged in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country.

3.	Representations of the Selling Stockholder. The Selling Stockholder represents and agrees with, the Underwriters that, as of the Applicable Time and as of each Closing Date:

(i)	Title to Securities. The Selling Stockholder has, and on the Closing Date will have, valid title or valid “security entitlement” within the meaning of 8-501 of the New York Uniform Commercial Code (the “UCC”) in respect of the Offered Securities to be sold by the Selling Stockholder and, immediately prior to the Closing Date, will be free and clear of all liens, encumbrances, equities and claims and, as applicable, has duly endorsed the Offered Securities to be sold by it in blank, and assuming that the Underwriters acquire their interest in the Offered Securities to be sold by it without notice (as defined in Section 8-105 of the UCC) of any adverse claim (within the meaning of Section 8-102(a)(1) of the UCC), the Underwriters, by purchasing the Offered Securities to be delivered on the applicable Closing Date, by making payment therefor as provided herein, and having the Offered Securities to be sold by it credited to the securities account or accounts of the Underwriters maintained with The Depository Trust Company (“DTC”) or such other securities intermediary, will have acquired a security entitlement (within the meaning of Section 8-102(a)(17) of the UCC) to the Offered Securities to be sold by the Selling Stockholder purchased by the Underwriters, and no action based on an adverse claim (within the meaning of Section 8-102(a)(1) of the UCC) may be asserted against the Underwriters with respect to the Offered Securities to be sold by such Selling Stockholder.

(ii)	Absence of Further Requirements. No consent, approval, authorization or order of, or filing with, any governmental agency or body or any court is required to be obtained or made by the Selling Stockholder for the consummation of the transactions contemplated by this Agreement in connection with the offering and sale of the Offered Securities to be sold by the Selling Stockholder, except such as have been obtained and made and such as may be required under the Act or state securities laws or where the failure to obtain any such consent, approval, authorization, order of or filing with would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the sale of the Offered Securities to be sold by the Selling Stockholder and the performance by the Selling Stockholder of any of its or her obligations under this Agreement.

(iii)	Absence of Defaults and Conflicts Resulting from Transaction. The execution, delivery and performance of this Agreement and the consummation of the transactions herein contemplated will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, or result in the imposition of any lien, charge or encumbrance upon any property or assets of the Selling Stockholder pursuant to (i) any statute, rule, regulation or order of any governmental agency or body or any court having jurisdiction over the Selling Stockholder, (ii) any agreement or instrument to which such Selling Stockholder is a party or by which the Selling Stockholder is bound, or (iii) the certificate of limited partnership and limited partnership agreement of the Selling Stockholder, except in the case of clauses (i) and (ii), for any breaches, violations, defaults, liens, charges or encumbrances, which, individually or in the aggregate, would not have a material adverse effect on the ability of the Selling Stockholder to consummate the transactions contemplated by this Agreement.

(iv)	Compliance with Securities Act Requirements. (A) At the time the Registration Statement initially became effective, (B) at the Effective Time relating to the Offered Securities and (C) on the Closing Date, the Registration Statement and the Final Prospectus did not, and will not, include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The preceding sentence applies only to such information furnished to the Company by the Selling Stockholder in writing specifically for use in connection with the preparation of the Registration Statement, the General Disclosure Package and the Final Prospectus, such information with respect to the Selling Stockholder is identified under the heading “Selling Stockholder” (the “Selling Stockholder Information”).

(v)	General Disclosure Package. As of the Applicable Time, neither (A) the General Disclosure Package nor (B) any individual Limited Use Issuer Free Writing Prospectus, when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence applies only to the Selling Stockholder Information.

(vi)	Authorization of Agreement. This Agreement has been duly authorized by the Selling Stockholder, and has been duly executed and delivered by the Selling Stockholder.

(vii)	Absence of Manipulation. The Selling Stockholder has not taken, directly or indirectly, any action that is designed to or that has constituted or that would reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Offered Securities.

(viii)	Absence of Material Information. The Selling Stockholder is not prompted to sell its or her Offered Securities by any material information concerning the Company that is not set forth in the Registration Statement, the General Disclosure Package and the Final Prospectus.

(ix)	Free Writing Prospectus. Neither the Selling Stockholder nor any person acting on behalf of the Selling Stockholder (other than, if applicable, the Company and the Underwriters) has used or referred to any “free writing prospectus” (as defined in Rule 405 under the Act) relating to the Offered Securities.

(x)	Transfer Taxes. To the knowledge of the Selling Stockholder, there are no transfer taxes or other similar fees or charges under Federal law or laws of any state or any political subdivision thereof, required to be paid in connection with the execution and delivery of this Agreement or the sale by the Selling Stockholder of the Offered Securities to be sold by the Selling Stockholder.

(xi)	Sanctions. (i) None of the Selling Stockholder or any of its subsidiaries, or, to the knowledge of the Selling Stockholder, any director, officer, employee, agent, representative, or affiliate thereof, is an individual or entity (“Person”) that is, or is owned or controlled by one or more Persons that are:

a.	the subject of any Sanctions, or

b.	located, organized or resident in a Sanctioned Country.

(ii) The Selling Stockholder will not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person:

a.	to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or

b.	in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the offering, whether as underwriter, advisor, investor or otherwise).

(iii) Since April 24, 2019, the Selling Stockholder has not knowingly engaged in, is not now knowingly engaged in, and will not knowingly engage in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.

(xii)	Unlawful Payments. (a) None of the Selling Stockholder or any of its subsidiaries, or, to the knowledge of the Selling Stockholder, any director, officer, employee, agent, representative, or affiliate thereof has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment giving or receipt of money, property, gifts or anything else of value, directly or indirectly, to any Government Official in order to influence official action, or to any person in violation of any applicable anti-corruption laws; (b) the Selling Stockholder and, in the case the Selling Stockholder is an entity, each of its subsidiaries, have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintained and will continue to maintain policies and procedures reasonably designed to promote and achieve compliance with such laws and with the representations and warranties contained herein; and (c) neither the Selling Stockholder nor any of its subsidiaries will use, directly or indirectly, the proceeds of the offering in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any person in violation of any applicable anti-corruption laws.

(xiii)	Anti-Money Laundering. The Selling Stockholder and each of its subsidiaries are and have been conducted at all times in material compliance with all applicable Anti-Money Laundering Laws, and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Selling Stockholder that is an entity or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Selling Stockholder, threatened.

(xiv)	ERISA. The Selling Stockholder is not (i) an employee benefit plan subject to Title I of ERISA, (ii) a plan or account subject to Section 4975 of the Code or (iii) an entity deemed to hold “plan assets” of any such plan or account under Section 3(42) of ERISA, 29 C.F.R. 2510.3-101, or otherwise.

(xv)	No Association with FINRA. Neither the Selling Stockholder nor any of its affiliates directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with any member firm of FINRA or is a person associated with a member (within the meaning of the FINRA By-Laws) of FINRA.

4.	Purchase, Sale and Delivery of Offered Securities. On the basis of the representations, warranties and agreements and subject to the terms and conditions set forth herein, each Selling Stockholder agrees, severally and not jointly, to sell to the several Underwriters the number of shares of the Firm Securities set forth opposite the name of the Selling Stockholder in Schedule A-2 hereto under the caption “Number of Firm Securities Offered,” and each of the Underwriters agrees, severally and not jointly, to purchase from the Selling Stockholder, at a purchase price of $170.18875 per share (“Purchase Price”), that number of Firm Securities set forth opposite the name of such Underwriter in Schedule A-1 hereto under the caption “Number of Firm Securities Offered.”

The Selling Stockholder will deliver the Firm Securities to or as instructed by the Representatives for the accounts of the several Underwriters in a form reasonably acceptable to the Representatives against payment of the purchase price for such Firm Securities by the Underwriters in Federal (same day) funds by a wire transfer to an account, at a bank specified by the Selling Stockholder (and acceptable to the Representatives), drawn to the order of the Selling Stockholder, at the office of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, NY 10017, at 9:00 A.M., New York time, on March 12, 2026, or at such other time not later than seven full business days thereafter as shall be agreed upon by the Selling Stockholder and the Representatives, such time being herein referred to as the “First Closing Date.” For purposes of Rule 15c6-1 under the Exchange Act, the First Closing Date (if later than the otherwise applicable settlement date) shall be the settlement date for payment of funds and delivery of securities for all the Offered Securities sold pursuant to the offering. Delivery of the Firm Securities will be made through the facilities of DTC unless the Representatives shall otherwise instruct.

In addition, upon written notice from the Representatives given to the Selling Stockholder from time to time not more than 30 days subsequent to the date of the Final Prospectus, the Underwriters may purchase all or less than all of the Optional Securities at the purchase price per Security to be paid for the Firm Securities, solely to cover over-allotments. Such notice shall set forth (i) the aggregate number of shares of Optional Securities to be sold by the Selling Stockholder as to which the Underwriters are exercising the option and (ii) the time, date and place at which the Optional Securities will be delivered (each time for the delivery of and payment for the Optional Securities being herein referred to as an “Optional Closing Date,” which may be the First Closing Date) (the First Closing Date and each Optional Closing Date, if any, being sometimes referred to as a “Closing Date”). Each Selling Stockholder agrees to sell to the Underwriters the respective number of Optional Securities specified in the notice in the same proportion as the number of Firm Securities set forth opposite the Selling Stockholder’s name bears to the total shares of Firm Securities on Schedule A-2 hereto (subject to adjustment by the Representatives in their discretion to eliminate fractions), and the Underwriters agree, severally and not jointly, to purchase the same number of Optional Securities. Any Optional Securities shall be purchased from the Selling Stockholder for the account of each Underwriter in the same proportion as the number of Firm Securities set forth opposite such Underwriter’s name bears to the total number of shares of Firm Securities on Schedule A-1 hereto (subject to adjustment by the Representatives in their discretion to eliminate fractions). No Optional Securities shall be sold or delivered unless the Firm Securities previously have been, or simultaneously are, sold and delivered. The right to purchase the Optional Securities or any portion thereof may be exercised from time to time and to the extent not previously exercised may be surrendered and terminated at any time upon notice by the Representatives to the Selling Stockholder.

Each Optional Closing Date shall be determined by the Representatives but shall be not later than five full business days after written notice of election to purchase Optional Securities is given, unless otherwise agreed by the Selling Stockholder and the Company. The Selling Stockholder will deliver the Optional Securities being purchased by the Underwriters on each Optional Closing Date to or as instructed by the Representatives for the accounts of the several Underwriters in a form reasonably acceptable to the Representatives, against payment of the purchase price for such Optional Securities in Federal (same day) funds by a wire transfer to an account, at a bank acceptable to the Representatives, drawn to the order of the Selling Stockholder, at the above office of Davis Polk & Wardwell LLP. The delivery of any Optional Securities will be made through the facilities of the DTC unless the Representatives shall otherwise instruct.

5.	Offering by Underwriters. It is understood that the several Underwriters propose to offer the Offered Securities for sale to the public as set forth in the Final Prospectus.

6.	Certain Agreements of the Company and the Selling Stockholder. Each of the Company and the Selling Stockholder, as applicable, agree with the Underwriters that:

(a)	Filing of Prospectuses. The Company has filed or will file each Statutory Prospectus (including the Final Prospectus) pursuant to and in accordance with Rule 424(b) within the time periods specified by Rule 424(b). The Company will advise the Representatives promptly of any such filing pursuant to Rule 424(b) and provide satisfactory evidence to the Representatives of such timely filing. The Company has complied and will comply with Rule 433 in connection with the offering of the Offered Securities pursuant to this Agreement.

(b)	Filing of Amendments: Response to Commission Requests. The Company will promptly advise the Representatives of any proposal to amend or supplement at any time the Registration Statement or any Statutory Prospectus and will not effect such amendment or supplementation without the Representatives’ consent, which shall not be unreasonably withheld; and the Company will also advise the Representatives promptly of (i) any amendment or supplementation of a Registration Statement or the Statutory Prospectus, (ii) any request by the Commission or its staff for any amendment to the Registration Statement, for any supplement to any Statutory Prospectus or for any additional information, (iii) the institution by the Commission of any stop order proceedings in respect of the Registration Statement or the threatening of any proceeding for that purpose, (iv) the initiation or threatening of any proceeding under Section 8A of the Act in connection with the offering of the Securities, all as described in Rule 405; and (v) the receipt by the Company of any notification with respect to the suspension of the qualification of the Offered Securities in any jurisdiction or the institution or threatening of any proceedings for such purpose. The Company will use its reasonable best efforts to prevent the issuance of any such stop order or the suspension of any such qualification and, if issued, to obtain as soon as possible the withdrawal thereof.

(c)	Continued Compliance with Securities Laws. If, at any time after the first date of the public offering of the Securities as when a prospectus relating to the Offered Securities is (or but for the exemption in Rule 172 would be) required to be delivered under the Act by any Underwriter or dealer, any event occurs as a result of which the General Disclosure Package or the Final Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend the Registration Statement or supplement the General Disclosure Package or the Final Prospectus to comply with the Act, the Company will promptly notify the Representatives of such event and will promptly prepare and file with the Commission and furnish, at its own expense, to the Underwriters and the dealers and any other dealers upon request of the Representatives, an amendment or supplement which will correct such statement or omission or an amendment which will effect such compliance. Neither the Representatives’ consent to, nor the Underwriters’ delivery of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 8 hereof.

(d)	Rule 158. As soon as practicable, but not later than 16 months after the date hereof the Company will make generally available to its security holders an earnings statement covering a period of at least 12 months beginning after the date hereof and satisfying the provisions of Section 11(a) of the Act and Rule 158 under the Act.

(e)	Furnishing of Prospectuses. The Company will furnish to the Representatives copies of the Registration Statement, including all exhibits, and upon the request of the Representatives, signed copies of the Registration Statement, any Statutory Prospectus, and, so long as a prospectus relating to the Offered Securities is (or but for the exemption in Rule 172 would be) required to be delivered under the Act, the Final Prospectus and all amendments and supplements to such documents, in each case in such quantities as the Representatives reasonably request. The Final Prospectus shall be so furnished within two business days following the execution and delivery of this Agreement unless otherwise agreed by the Company and the Representatives. All other such documents shall be so furnished as soon as available. The Company will pay the expenses of printing and distributing to the Underwriters all such documents.

(f)	Blue Sky Qualifications. The Company shall cooperate with the Underwriters and counsel for the Underwriters to qualify or register the Offered Securities for resale under (or obtain exemptions from the application of) the state securities or blue sky laws of those jurisdictions designated by the Underwriters, shall comply with such laws and shall continue such qualifications, registrations and exemptions in effect so long as required for the distribution of the Offered Securities. The Company shall not be required to qualify as a foreign corporation or to take any action that would subject it to general service of process or taxation in any such jurisdiction where it is not presently qualified or subject to taxation.

(g)	Reporting Requirements. During the period of five years hereafter, the Company will furnish to the Representatives, and upon request, to each of the other Underwriters, as soon as practicable after the end of each fiscal year, a copy of its annual report to stockholders for such year; and the Company will furnish to the Representatives as soon as available, a copy of each report and any definitive proxy statement of the Company filed with the Commission under the Exchange Act or mailed to stockholders. However, so long as the Company is subject to the reporting requirements of either Section 13 or Section 15(d) of the Exchange Act and is timely filing reports with the Commission on its Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”), or in any event files all such reports within five business days after the date such filings are required, it is not required to furnish such reports or statements to the Underwriters.

(h)	Payment of Expenses. The Company agrees with the several Underwriters that the Company will pay all expenses incident to the performance of the obligations of the Company under this Agreement, including but not limited to (i) any filing fees and reasonable attorney’s fees and expenses incurred by the Company or the Underwriters in connection with qualifying or registering (or obtaining exemptions from the qualification or registration of) all or any part of the Offered Securities for offer and sale under the state securities or blue sky laws of such jurisdictions as the Representatives designate and the preparation and printing of memoranda relating thereto, (ii) the filing fees incident to, and the reasonable fees and expenses of counsel for the Underwriters, in an amount not to exceed $20,000, in connection with, the FINRA’s review and approval of the Underwriters’ participation in the offering and distribution of the Offered Securities, (iii) costs and expenses of the Company’s officers and employees and any other expenses of the Company relating to investor presentations or any “road show” in connection with the offering and sale of the Offered Securities including, without limitation, any travel expenses of the Company’s officers and employees, (iv) fees and expenses incident to listing the Offered Securities on the NASDAQ Global Select Market, (v) fees and expenses in connection with the registration of the Offered Securities under the Exchange Act, (vi) expenses incurred in distributing preliminary prospectuses and the Final Prospectus (including any amendments and supplements thereto) to the Underwriters and expenses incurred in preparing, printing and distributing any Issuer Free Writing Prospectuses to investors or prospective investors and (vii) all other fees, costs and expenses referred to in Item 14 of Part II of the Registration Statement.

Notwithstanding the foregoing sentence, the Selling Stockholder agrees to pay any transfer taxes on the sale by the Selling Stockholder of the Offered Securities to the Underwriters. Except as provided in this Agreement, the Underwriters shall pay their own costs and expenses, including the fees and disbursement of their counsel. For the avoidance of doubt, nothing contained in this Section 6(h) amends, or is intended to amend, any provisions of that certain stockholders agreement, dated as of September 10, 2024, by and among the Company and the Initial Stephens Stockholders (as defined therein), as joined by the Selling Stockholder pursuant to a joinder agreement, dated as of August 13, 2025 (as modified prior to the date hereof, the “Stockholders Agreement”), including any provisions set forth in the Stockholders Agreement relating to the payment of Registration Expenses and Selling Expenses (each as defined therein) by the Company.

(i)	Absence of Manipulation. The Company will not take, directly or indirectly, any action designed to or that would constitute or that could reasonably be expected to cause or result in, stabilization or manipulation of the price of the Securities to facilitate the sale or resale of the Offered Securities.

(j)	Restriction on Sale of Securities by the Company. For the period specified below (the “Lock-Up Period”), the Company will not, directly or indirectly, take any of the following actions with respect to its Securities or any securities convertible into or exchangeable or exercisable for any of its Securities (“Lock-Up Securities”): (i) offer, sell, issue, contract to sell, pledge or otherwise dispose of Lock-Up Securities, (ii) offer, sell, issue, contract to sell, sell any contract to purchase or grant any option, right or warrant to purchase Lock-Up Securities, (iii) enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership of Lock-Up Securities, (iv) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in Lock-Up Securities within the meaning of Section 16 of the Exchange Act or (v) file with the Commission a registration statement under the Act relating to Lock-Up Securities, or publicly disclose the intention to take any such action, without the prior written consent of the Representatives, except that the foregoing clauses (i) – (v) shall not apply with respect to: (a) any offer or sale of the Firm Securities or the Optional Securities (and the filing of any registration statement, prospectus or prospectus supplement with respect thereto), (b) issuance of Lock-Up Securities pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options or vesting of restricted stock or restricted stock units, in each case outstanding on the date hereof or issued pursuant to the following clause (c), (c) grant of stock options, restricted stock, restricted stock units or other equity awards to its employees and directors pursuant to the terms of a plan in effect on the date hereof and disclosed in the General Disclosure Package, (d) the filing of a registration statement or prospectus supplement in compliance with the request of any person who has the right, as of the date hereof, to require the Company to file such registration statement or prospectus supplement, (e) repurchases by the Company of Lock-Up Securities held by the Selling Stockholder, and (f) the filing of any registration statement on Form S-8, provided, that no disposition of Lock-Up Securities pursuant to clause (d) will take place in the period commencing on the date hereof and continuing for 15 days after the date hereof or such earlier date that the Representatives consent to in writing. The Lock-Up Period will commence on the date hereof and continue for 30 days after the date hereof or such earlier date that the Representatives consent to in writing.

7.	Free Writing Prospectuses. Each of the Company and the Selling Stockholder represents and agrees that, unless it obtains the prior consent of the Representatives, and each Underwriter severally represents and agrees that, unless it obtains the prior consent of the Company and the Representatives, it has not made and will not make any offer relating to the Offered Securities that would constitute an Issuer Free Writing Prospectus, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405, required to be filed with the Commission. Any such free writing prospectus consented to by the Company, the Selling Stockholder and the Representatives is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company represents that it has treated and agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied and will comply with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including timely Commission filing where required, legending and record keeping.

8.	Conditions of the Obligations of the Underwriters. The obligations of the several Underwriters to purchase and pay for the Firm Securities on the First Closing Date and the Optional Securities to be purchased on each Optional Closing Date will be subject to the accuracy of the representations and warranties of the Company and the Selling Stockholder herein (as though made on such Closing Date), to the accuracy of the statements of the Company’s officers made pursuant to the provisions hereof, to the performance by the Company and the Selling Stockholder of their respective obligations hereunder and to the following additional conditions precedent:

(a)	Comfort Letters. The Representatives shall have received letters, dated, respectively, the date hereof and each Closing Date, of Grant Thornton LLP (i) confirming that it is an independent public accountant within the meaning of the Act and is in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S-X of the Commission, (ii) stating, as of such date (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in the most recent Statutory Prospectus, as of a date not more than three days prior to the date hereof), the conclusions and findings of such firm with respect to the financial information and other matters with respect to the Company ordinarily covered by accountants’ “comfort letters” to underwriters in connection with registered public offerings and (iii) conforming in all material respects the conclusion and findings set forth in any initial letter.

(b)	Reserve Engineer Letters. The Representatives shall have received letters, dated, respectively, the date hereof and each Closing Date, of Ryder Scott substantially in the form of Schedule C hereto, (i) confirming that as of the date of its reserve reports for the years ended December 31, 2025, December 31, 2024 and December 31, 2023, it was an independent reserve engineer for each of the Company and Viper, and that, as of the date of such letter, no information had come to its attention that could reasonably have been expected to cause it to withdraw its reserve reports and (ii) otherwise in form and substance acceptable to the Representatives.

(c)	Filing of Prospectus. The Final Prospectus shall have been filed with the Commission pursuant to Rule 424(b) within the applicable time period prescribed for such filing in accordance with the Rules and Regulations and Section 6(a) hereof. No stop order suspending the effectiveness of the Registration Statement or of any part thereof shall have been issued and no proceeding for that purpose shall have been instituted or, to the knowledge of the Company or any Underwriter, shall be contemplated by the Commission.

(d)	No Material Adverse Change. Subsequent to the execution and delivery of this Agreement, there shall not have occurred (i) any change, or any development or event involving a prospective change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and its subsidiaries taken as a whole which, in the judgment of the Representatives, is material and adverse and makes it impractical or inadvisable to proceed with the offer, sale or delivery of the Offered Securities or to enforce contracts for the sale of the Offered Securities; (ii) any downgrading in the rating of any debt securities or preferred stock of the Company by any “nationally recognized statistical rating organization” (as defined in Section 3(a)(62) of the Exchange Act), or any public announcement that any such organization has under surveillance or review its rating of any debt securities or preferred stock of the Company (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating) or any announcement that the Company has been placed on negative outlook; (iii) any change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls the effect of which is such as to make it, in the judgment of the Representatives, impractical or inadvisable to proceed with the offer, sale or delivery of the Offered Securities or to enforce contracts for the sale of the Offered Securities; (iv) any suspension or material limitation of trading in securities generally on the New York Stock Exchange or a NASDAQ stock market, or any setting of minimum or maximum prices for trading on such exchange; (v) or any suspension of trading of any securities of the Company on a NASDAQ stock market or in the over-the-counter market; (vi) any banking moratorium declared by any U.S. federal or New York authorities; (vii) any major disruption of settlements of securities, payment or clearance services in the United States or (viii) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity or emergency if, in the judgment of the Representatives, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency is such as to make it impractical or inadvisable to proceed with the offer, sale or delivery of the Offered Securities or to enforce contracts for the sale of the Offered Securities.

(e)	Opinion of Outside Counsel for the Company. The Representatives shall have received an opinion letter and a negative assurance letter, dated such Closing Date, of Latham & Watkins LLP, counsel for the Company, in form and substance reasonably satisfactory to the Representatives.

(f)	Opinion of Chief Legal Officer for the Company. The Representatives shall have received an opinion letter, dated such Closing Date, of P. Matt Zmigrosky, Chief Legal and Administrative Officer for the Company, in form and substance reasonably satisfactory to the Representatives.

(g)	Opinion of Counsel for the Underwriters. The Representatives shall have received from Davis Polk & Wardwell LLP, counsel for the Underwriters, such opinion or opinions, dated such Closing Date, with respect to such matters as the Representatives may require, and the Company shall have furnished to such counsel such documents as they reasonably request for the purpose of enabling them to pass upon such matters.

(h)	Opinion of Counsel for the Selling Stockholder. The Representatives shall have received an opinion from Gibson, Dunn & Crutcher LLP, counsel to the Selling Stockholder, dated such Closing Date, in form and substance reasonably satisfactory to the Representatives.

(i)	(i) Officer’s Certificate. The Representatives shall have received a certificate, dated such Closing Date, of an executive officer of the Company and a principal financial or accounting officer of the Company in which such officers shall state that: (i) the representations and warranties of the Company set forth in Section 2 of this Agreement are true and correct; (ii) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to such Closing Date; (iii) no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose, or pursuant to Section 8A under the Act, have been instituted or, to their knowledge, are contemplated by the Commission; and (iv) subsequent to the date of the most recent financial statements in the General Disclosure Package, there has been no material adverse change, nor has any development or event occurred that would reasonably be expected to have a material adverse change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and its subsidiaries, taken as a whole, except as set forth in the General Disclosure Package or as described in such certificate.

(j)	[Reserved]

(k)	Selling Stockholder’s Certificate. The Representatives shall have received a certificate, dated such Closing Date, of an authorized executive officer of each Selling Stockholder, in which such officer, in such capacity, shall state that the representations and warranties of the Selling Stockholder set forth in Section 3 of this Agreement are true and correct as of such Closing Date, and the Selling Stockholder has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to such Closing Date.

(l)	Lock-Up Agreements. On or prior to the date hereof, the Representatives shall have received lock-up letter in the form of Exhibit A from the Selling Stockholder.

(m)	Tax Forms. The Selling Stockholder will deliver to the Representatives a properly completed and executed Internal Revenue Service Form W-9 (or other applicable form or statement specified by the Treasury Department regulations in lieu thereof).

The Company and the Selling Stockholder will furnish the Representatives with any additional customary certificates, letters and documents as the Representatives reasonably request and conformed copies of documents delivered pursuant to this Section 8. The Representatives may in their sole discretion waive on behalf of the Underwriters compliance with any conditions to the obligations of the Underwriters hereunder, whether in respect of an Optional Closing Date or otherwise.

9.	Indemnification and Contribution.

(a)	Indemnification of the Underwriters by the Company. The Company will indemnify and hold harmless each Underwriter, its partners, members, directors, officers, employees, agents, affiliates and each person, if any, who controls such Underwriter within the meaning of Section 15 of the Act or Section 20 of the Exchange Act (each, an “Indemnified Party”), against any and all losses, claims, damages or liabilities, joint or several, to which such Indemnified Party may become subject, under the Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of the Registration Statement at any time, any Statutory Prospectus as of any time, the General Disclosure Package, the Final Prospectus or any Issuer Free Writing Prospectus, including any investor presentations or any “road show” used in connection with the offering and sale of the Offered Securities, or arise out of or are based upon the omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending against any loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Indemnified Party is a party thereto), whether threatened or commenced, and in connection with the enforcement of this provision with respect to any of the above as such expenses are incurred; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in subsection (c) below.

(b)	Indemnification of the Underwriters by the Selling Stockholder. The Selling Stockholder will indemnify and hold harmless each Indemnified Party against any and all losses, claims, damages or liabilities, joint or several, to which such Indemnified Party may become subject, under the Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of any Registration Statement at any time, any Statutory Prospectus as of any time, the General Disclosure Package, the Final Prospectus or any Issuer Free Writing Prospectus, including any investor presentations or any “road show” used in connection with the offering and sale of the Offered Securities, or arise out of or are based upon the omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending against any loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Indemnified Party is a party thereto), whether threatened or commenced, and in connection with the enforcement of this provision with respect to any of the above as such expenses are incurred; provided, however, that the Selling Stockholder shall be subject to such liability only to the extent that the untrue statement or alleged untrue statement or omission or alleged omission is based upon the Selling Stockholder Information and provided, further, that the liability under this subsection (b) of the Selling Stockholder shall be limited to an amount equal to the aggregate gross proceeds after underwriting commissions and discounts, but before expenses, to the Selling Stockholder from the sale of the Offered Securities sold by the Selling Stockholder hereunder.

(c)	Indemnification of the Company and Selling Stockholder. Each Underwriter will severally and not jointly indemnify and hold harmless the Company, each of its directors, officers, employees, agents and affiliates and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act and any Selling Stockholder, each of its directors and officers, as applicable, and each person, if any, who controls the Selling Stockholder within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, (each, an “Underwriter Indemnified Party”) against any and all losses, claims, damages or liabilities to which such Underwriter Indemnified Party may become subject, under the Act, the Exchange Act, or other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement at any time, any Statutory Prospectus at any time, the Final Prospectus or any Issuer Free Writing Prospectus or arise out of or are based upon the omission or the alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such Underwriter through the Representatives specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by such Underwriter Indemnified Party in connection with investigating or defending against any such loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Underwriter Indemnified Party is a party thereto), whether threatened or commenced, based upon any such untrue statement or omission, or any such alleged untrue statement or omission as such expenses are incurred, it being understood and agreed that the only such information furnished by any Underwriter consists of the following information in the Final Prospectus furnished on behalf of each Underwriter: the information with respect to stabilization transactions appearing in the thirteenth and fourteenth paragraphs, in each case under the caption “Underwriting.”

(d)	Actions against Parties; Notification. Promptly after receipt by an indemnified party under this Section 9 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under subsection (a), (b) or (c) above, notify the indemnifying party of the commencement thereof; but the failure to notify the indemnifying party shall not relieve it from any liability that it may have under subsection (a), (b) or (c) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under subsection (a), (b) or (c) above. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party, will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 6 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the contrary; (ii) the indemnifying party has failed within a reasonable time to retain counsel reasonably satisfactory to the indemnified party; (iii) the indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the indemnifying party; or (iv) the named parties in any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood and agreed that the indemnifying party shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all indemnified parties, and that all such fees and expenses shall be reimbursed as they are incurred. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement (i) includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of any indemnified party. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent (which consent shall not be unreasonably withheld), but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify each indemnified party from and against any loss or liability by reason of such settlement or judgment.

(e)	Contribution. If the indemnification provided for in this Section 9 is unavailable or insufficient to hold harmless an indemnified party under subsection (a), (b) or (c) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a), (b) or (c) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Selling Stockholder on the one hand and the Underwriters on the other hand from the offering of the Offered Securities pursuant to this Agreement or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Selling Stockholder on the one hand and the Underwriters on the other hand in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Company and the Selling Stockholder on the one hand and the Underwriters on the other hand shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company and the Selling Stockholder bear to the total underwriting discounts and commissions received by the Underwriters. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company, the Selling Stockholder or the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (e) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (e). Notwithstanding the provisions of this subsection (e), no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue statement or omission or alleged untrue statement or omission. The Underwriters’ obligations in this subsection (e) to contribute are several in proportion to their respective underwriting obligations and not joint. The Company, the Selling Stockholder and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 9(e) were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 9(e). Each Selling Stockholder’s obligation under this subsection (e) to contribute shall be limited to an amount equal to the aggregate gross proceeds after underwriting commissions and discounts, but before expenses, to the Selling Stockholder from the sale of the Offered Securities sold by the Selling Stockholder hereunder.

(f)	The obligations of the Company and each Selling Stockholder under this Section 9 shall be several and not joint.

For the avoidance of any doubt, the indemnification of the Company by the Selling Stockholder and of the Selling Stockholder by the Company shall be governed by the terms of Section 5.5 of the Stockholders Agreement.

10.	Default of Underwriters. If any Underwriter or Underwriters default in their obligations to purchase Offered Securities hereunder on either the First Closing Date or any Optional Closing Date and the aggregate number of shares of Offered Securities that such defaulting Underwriter or Underwriters agreed but failed to purchase does not exceed 10% of the total number of shares of Offered Securities that the Underwriters are obligated to purchase on such Closing Date, the Representatives may make arrangements satisfactory to the Company and the Selling Stockholder for the purchase of such Offered Securities by other persons, including any of the Underwriters, but if no such arrangements are made by such Closing Date, the non-defaulting Underwriters shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Offered Securities that such defaulting Underwriters agreed but failed to purchase on such Closing Date. If any Underwriter or Underwriters so default and the aggregate number of shares of Offered Securities with respect to which such default or defaults occur exceeds 10% of the total number of shares of Offered Securities that the Underwriters are obligated to purchase on such Closing Date and arrangements satisfactory to the Representatives, the Company and the Selling Stockholder for the purchase of such Offered Securities by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Underwriter or the Company, except as provided in Section 11 (provided that if such default occurs with respect to Optional Securities after the First Closing Date, this Agreement will not terminate as to the Firm Securities or any Optional Securities purchased prior to such termination). As used in this Agreement, the term “Underwriter” includes any person substituted for an Underwriter under this Section 10. Nothing herein will relieve a defaulting Underwriter from liability for its default.

11.	Survival of Certain Representations and Obligations. The respective indemnities, agreements, representations, warranties and other statements of the Selling Stockholder, the Company or their respective officers and of the several Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Underwriter, the Selling Stockholder, the Company or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Offered Securities. If this Agreement is terminated pursuant to Section 10 or if for any reason the purchase of the Offered Securities by the Underwriters is not consummated, the Company shall remain responsible for the expenses to be paid or reimbursed by them pursuant to Section 6 and the respective obligations of the Company, the Selling Stockholder and the Underwriters pursuant to Section 9 shall remain in effect. If the purchase of the Offered Securities by the Underwriters is not consummated for any reason other than solely because of the termination of this Agreement pursuant to Section 10 hereof or the occurrence of any event specified in clauses (iii), (iv), (vi), (vii) or (viii) of Section 8(d), the Company agrees that the Company will reimburse the Underwriters for all documented out-of-pocket expenses (including fees and disbursements of outside counsel) reasonably incurred by them in connection with the offering of the Offered Securities. In addition, if any Offered Securities have been purchased hereunder, the representations and warranties in Section 2 and Section 3 and all obligations under Section 6 shall also remain in effect.

12.	Notices. All communications hereunder will be in writing and, if sent to the Underwriters, will be mailed, hand-delivered, telecopied or transmitted electronically and confirmed to (i) Evercore at Evercore Group L.L.C., Attention: Equity Capital Markets, 55 East 52nd Street, 35th Floor, New York, NY 10055 by telephone at 888-474-0200 or by email at ecm.prospectus@evercore.com; (ii) Citigroup Global Markets Inc., 388 Greenwich Street, New York NY 10013, Attention: General Counsel, Fax: 646-291-1469; and (iii) J.P. Morgan Securities LLC, 270 Park Avenue, New York, New York 10017, fax: (212) 622-8358, Attention Equity Syndicate Desk; and if sent to the Company, will be mailed, hand delivered or telecopied and confirmed to it at 500 West Texas Ave., Suite 1200, Midland, Texas 79701 Attention: P. Matt Zmigrosky; or if sent to any Selling Stockholder, will be mailed, hand-delivered, telecopied or transmitted electronically and confirmed to its address set forth on Schedule A-2; provided, however, that any notice to an Underwriter pursuant to Section 9 will be mailed, hand-delivered, telecopied or transmitted electronically and confirmed to such Underwriter.

13.	Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the partners, members, directors, officers, employees, agents, affiliates and controlling persons referred to in Section 9, and no other person will have any right or obligation hereunder.

14.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, electronic delivery or otherwise) to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail (including any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law, e.g., www. Docusign.com) in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

15.	Representation of Underwriters. The Representatives will act for the several Underwriters in connection with the transactions contemplated by this Agreement, and any action under this Agreement taken by the Representatives will be binding upon all the Underwriters.

16.	Absence of Fiduciary Relationship. Each of the Company and the Selling Stockholder acknowledges and agrees that:

(a)	No Other Relationship. The Underwriters have been retained solely to act as underwriters in connection with the sale of the Offered Securities and that no fiduciary, advisory or agency relationship between either the Company or the Selling Stockholder, on the one hand, and any Underwriter, on the other hand, has been created in respect of any of the transactions contemplated by this Agreement or the Final Prospectus, irrespective of whether the Representatives have advised or are advising the Company and the Selling Stockholder on other matters. Any review by the Representatives or any Underwriter of the Company, the Selling Stockholder, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Representatives or such Underwriter, as the case may be, and shall not be on behalf of the Company, the Selling Stockholder or any other person;

(b)	Arms’-Length Negotiations. The price of the Offered Securities set forth in this Agreement was established by the Selling Stockholder following discussions and arms’-length negotiations with the Representatives and the Selling Stockholder is capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated by this Agreement;

(c)	Absence of Obligation to Disclose. The Company and the Selling Stockholder have been advised that each Underwriter and its affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company or the Selling Stockholder and that each Underwriter has no obligation to disclose such interests and transactions to the Company or the Selling Stockholder by virtue of any fiduciary, advisory or agency relationship; and

(d)	No Recommendation. Each Selling Stockholder further acknowledges and agrees that, although the Underwriters may provide the Selling Stockholder with certain Regulation Best Interest and Form CRS disclosures or other related documentation in connection with the offering, the Underwriters are not making a recommendation to any Selling Stockholder to participate in the offering or sell any Shares at the purchase price provided in Section 4 hereof, and nothing set forth in such disclosures or documentation is intended to suggest that any Underwriter is making such a recommendation.

(e)	Waiver. The Company and the Selling Stockholder waive, to the fullest extent permitted by law, any claims they may have against any Underwriter for breach of fiduciary duty or alleged breach of fiduciary duty and agree that the Representatives shall have no liability (whether direct or indirect) to the Company or the Selling Stockholder in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company, including members, stockholders, employees or creditors of the Company.

17.	Applicable Law. This Agreement and any claim, controversy or dispute arising under or related to this Agreement, shall be governed by, and construed in accordance with, the laws of the State of New York.

The Company, the Selling Stockholder and the Underwriters hereby submit to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. The Company, the Selling Stockholder and the Underwriters irrevocably and unconditionally waive any objection to the laying of venue of any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in Federal and state courts in the Borough of Manhattan in the City of New York and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum.

18.	Waiver of Jury Trial. The Company, the Selling Stockholder and the Underwriters hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

19.	PATRIOT Act. In accordance with the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Underwriters are required to obtain, verify and record information that identifies their respective clients, including the Company and the Selling Stockholder, which information may include the name and address of their respective clients, as well as other information that will allow the Underwriters to properly identify their respective clients.

20.	Recognition of the U.S. Special Resolution Regimes.

(a)	In the event that any Underwriter that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Underwriter of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b)	In the event that any Underwriter that is a Covered Entity or a BHC Act Affiliate of such Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

For purposes of this Section 20:

“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

[Signature Pages Follow]

If the foregoing is in accordance with the Representatives’ understanding of our agreement, kindly sign and return to the Company and the Selling Stockholder one of the counterparts hereof, whereupon it will become a binding agreement among the Company, the Selling Stockholder and the several Underwriters in accordance with its terms.

Very truly yours,

DIAMONDBACK ENERGY, INC.

By:	/s/ Kaes Van’t Hof
	Name:	Kaes Van’t Hof
	Title:	Chief Executive Officer

[Signature Page to Underwriting Agreement]

The foregoing Underwriting Agreement is hereby confirmed and accepted as of the date first above written.

EVERCORE GROUP L.L.C.

By:	/s/ Crystal A. Simpson
	Name:	Crystal A. Simpson
	Title:	Senior Managing Director

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Karl F. Schlopy
	Name:	Karl F. Schlopy
	Title:	Managing Director

J.P. MORGAN SECURITIES LLC

By:	/s/ Isabelle Trimble
	Name:	Isabelle Trimble
	Title:	Vice President

[Signature Page to Underwriting Agreement]

SELLING STOCKHOLDER

SGF FANG Holdings, LP

By: SGF Capital LLC

By:	/s/ Kevin T. Keen
	Name:	Kevin T. Keen
	Title:	Chief Operating Officer & General Counsel of SGF Capital LLC, as the general partner of SGF FANG Holdings, LP

[Signature Page to Underwriting Agreement]

EXHIBIT A

March 10, 2026

Diamondback Energy, Inc.
500 West Texas Ave.
Suite 100
Midland, Texas 79701

EVERCORE GROUP L.L.C.
CITIGROUP GLOBAL MARKETS INC.
J.P. MORGAN SECURITIES LLC
as Representatives of the several Underwriters
named in the Underwriting Agreement specified on Schedule A-1 therein

c/o Evercore Group L.L.C.
55 East 52nd Street, 35th Floor
New York, NY 10055

c/o Citigroup Global Markets Inc.
388 Greenwich Street
New York, New York 10013

c/o J.P. Morgan Securities LLC
270 Park Avenue
New York, New York 10017

Ladies and Gentlemen:

As an inducement to the Underwriters to execute the Underwriting Agreement (the “Underwriting Agreement”), pursuant to which an offering (the “Public Offering”) will be made of shares of common stock, par value $0.01 per share (the “Securities”), of Diamondback Energy, Inc., and any successor (by merger or otherwise) thereto (the “Company”), the undersigned hereby agrees that during the period specified in the following paragraph (the “Lock-Up Period”), the undersigned will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any Securities or securities convertible into or exchangeable or exercisable for any Securities, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Securities, whether any such aforementioned transaction is to be settled by delivery of the Securities or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Evercore Group L.L.C., Citigroup Global Markets Inc. and J.P. Morgan Securities LLC (collectively, the “Representatives”). In addition, the undersigned agrees that, without the prior written consent of the Representatives, it will not, during the Lock-Up Period, make any demand for or exercise any right with respect to, the registration of any Securities or any security convertible into or exercisable or exchangeable for the Securities.

The Lock-Up Period will commence on the date of this Lock-Up Agreement and continue and include the date 60 days after the public offering date set forth on the final prospectus used to sell the Securities (the “Public Offering Date”) pursuant to the Underwriting Agreement.

Except as set forth below, any Securities received upon exercise of options or other securities of the Company granted to the undersigned will also be subject to this Lock-Up Agreement. Any Securities acquired by the undersigned in the open market will not be subject to this Lock-Up Agreement; provided that with respect to any sale or other disposition of such Securities, no filing under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than on Form 5) or other public announcement shall be required or shall be voluntarily made by any party in connection with subsequent sales of such Securities acquired in such open market transactions during the Lock-Up Period. Additionally, the restrictions in this Lock-Up Agreement shall not apply to (a) any exercise of options or vesting or exercise of any other equity-based award, in each case, outstanding on the Public Offering Date, and in each case under the Company’s equity incentive plan or any other plan or agreement described in the prospectus included in the Registration Statement, provided that any Securities received upon such exercise or vesting will also be subject to this Lock-Up Agreement, (b) the entering into a written trading plan designed to comply with Rule 10b5-1 of the Exchange Act, provided that no sales are made pursuant to such trading plan during the Lock-Up Period, and provided further that any filing or public announcement under the Exchange Act or otherwise shall indicate in the footnotes thereto the nature of the transaction, (c) transfers as a bona fide gift or gifts, (d) transfers to a family member, trust, family limited partnership or family limited liability company for the direct or indirect benefit of the undersigned or his or her family members, (e) transfers by testate or intestate succession, (f) if the undersigned is a partnership, limited liability company or a corporation, transfers to its limited partners, members or stockholders as part of a distribution, or to any corporation, partnership or other entity that is its affiliate, (g) any “Permitted Transfer” pursuant to Section 4.1 of that certain Stockholders Agreement, dated September 10, 2024, by and between the Company, Endeavor Manager, LLC, ACS Capital Holdings, LP, Linda C. Stephens, SFT 1 Holdings, LLC, SFT 2 Holdings, LLC and Wolfrock Energy, LLC, as such term is defined therein, provided that, (i) in each transfer pursuant to clauses (c)-(g), the transferee agrees to be bound in writing by the terms of this Lock-Up Agreement prior to such transfer and such transfer shall not involve a disposition for value, (ii) in each transfer pursuant to clause (c), any filing or public announcement under the Exchange Act or otherwise shall indicate in the footnotes thereto the nature of the transaction and (iii) in each transfer pursuant to clauses (d)-(g), no filing or public announcement by any party (donor, donee, transferor or transferee) under the Exchange Act or otherwise shall be required or shall be voluntarily made in connection with such transfer (other than a filing on a Form 5) or (h) repurchases by the Company of Securities held by the undersigned, provided that, if required, any filing or public announcement under the Exchange Act or otherwise shall indicate in the footnotes thereto the nature of the transaction.

In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of shares of Securities if such transfer would constitute a violation or breach of this Lock-Up Agreement.

The undersigned acknowledges and agrees that the underwriters have not provided any recommendation or investment advice nor have the underwriters solicited any action from the undersigned with respect to the Public Offering of the Securities and the undersigned has consulted their own legal, accounting, financial, regulatory and tax advisors to the extent deemed appropriate. The undersigned further acknowledges and agrees that, although the Representatives may be required or choose to provide certain Regulation Best Interest and Form CRS disclosures to you in connection with the Public Offering, the Representatives and the other underwriters are not making a recommendation to you to participate in the Public Offering, enter into this letter agreement, or sell any Securities at the price determined in the Public Offering, and nothing set forth in such disclosures is intended to suggest that the Representatives or any underwriter is making such a recommendation.

This Lock-Up Agreement shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned.

It is understood that if the Underwriting Agreement is executed yet terminates (other than the provisions thereof that survive termination) prior to payment for and delivery of the Offered Securities, the undersigned shall be released from all obligations under this Lock-Up Agreement. Further, this Lock-Up Agreement shall lapse and become null and void if the Public Offering Date shall not have occurred on or before March 19, 2026.

This letter agreement, any claim, controversy or dispute arising under or related to this letter agreement, shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours,

[Selling Stockholder]